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                                                                      Exhibit 99
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FOR IMMEDIATE RELEASE

ADVANCED RADIO COMPLETES ACQUISITION OF LICENSES


Bellevue, WA, February 25, 1997 - Advanced Radio Telecom Corp. (ART) (NASDAQ:
ARTT) - today has completed its previously announced acquisitions of 38 GHz licenses and other assets from CommcoCCC, Inc. and Extended Communications, Inc. (Extended). As a result of these acquisitions, ART currently owns, manages or has a right to use a total of 233 licenses covering an aggregate population of approximately 156 million in 169 major U.S. markets. ART's footprint allows it to provide wireless broadband services in 47 of the top 50 markets and 82 of the top 100 markets.

ART acquired 129 38 GHz licenses from CommcoCCC in exchange for 6,000,000 shares of ART Common Stock. The purchase price for Extended's interest in the ART West Joint Venture was $6 million in cash, of which $3 million had been paid in November 1996.

Upon closing of the CommcoCCC acquisition, James B. Murray, Jr., a managing director of Columbia Capital Corporation, joins ART's board of directors. "We look forward to having Jim Murray on the ART board of directors," said Vernon L. Fotheringham, Chairman and Chief Executive Office of ART. "Jim has a wealth of telecommunications industry experience and will be a tremendous resource to ART as we proceed to extend our business plan."

ART is a nationwide telecommunications company providing rapidly deployable, highly reliable, wireless broadband local telecommunications services, which extend the reach of fiber optic and other telecommunications networks. ART is addressing the growing demand for high-capacity, high-speed digital telecommunications services for business and government customers who require cost-effective, high bandwidth local access to voice, data, and Internet Services. ART is headquartered at 500-108th Avenue NE, Suite 2600, Bellevue, Washington 98004, telephone: (206) 688-8700; fax: (206) 688-0703. ART's home page on the worldwide web can be viewed at http://www.artelecom.com.

Contacts:
Advanced Radio Telecom (ART) -- Lori Lawrenson, Investor Relations Manager (206-990-1620 or Thomas Grina, EVP & Chief Financial Officer -- 206-990-1629.

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